Exhibit 15.1

The Board of Directors and Stockholders

FedEx Corporation

We are aware of the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement No. 333-222198 on Form S-8 of our report dated September 17, 2019, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Q for the quarter ended August 31, 2019.

/s/ Ernst & Young LLP

Memphis, Tennessee

September 30, 2019